UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 `

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2026

BrightSpire Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-38377	38-4046290
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

590 Madison Avenue, 33rd Floor
New York, NY 10022
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (212) 547-2631

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	BRSP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Master Repurchase Agreement and Guarantee - JPMorgan Chase Bank

On March 12, 2026, BrightSpire Credit 9, LLC (“Seller”), an indirect subsidiary of BrightSpire Capital, Inc. (the “Company”), entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with JPMorgan Chase Bank, National Association (“JPM”). The Repurchase Agreement provides up to $250.0 million to finance first mortgage loans, senior loan participations and related mezzanine loans secured by commercial real estate, as described in more detail in the Repurchase Agreement and related ancillary documents.

Advances under the Repurchase Agreement shall be indexed to term secured overnight financing rate with a tenor of one-month, plus a spread to be determined on a case by case basis between Seller and JPM. The initial maturity date of the Repurchase Agreement is March 12, 2029, with two (2) one-year extensions at Seller’s option, which may be exercised upon the satisfaction of certain conditions set forth in the Repurchase Agreement. The Repurchase Agreement will act as a revolving credit facility that can be paid down and subsequently re-drawn subject to the satisfaction of customary conditions precedent. In addition, JPM may stop making advances under the Repurchase Agreement if any conditions precedent to funding are not satisfied.

In connection with the Repurchase Agreement, BrightSpire Capital Operating Company, LLC (“Guarantor”) entered into a Guarantee Agreement with JPM (the “Guarantee”) on March 12, 2026, under which Guarantor agreed to a partial recourse guaranty of Seller’s payment and performance obligations under the Repurchase Agreement. Subject to certain exceptions, the maximum liability under the Guarantee will not exceed 25% of the then-current total amount due and payable from Seller to JPM under the Repurchase Agreement with respect to purchased assets.

The Repurchase Agreement and Guarantee contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types. In addition, the Guarantee contains financial covenants that require Guarantor to maintain: (i) minimum liquidity of not less than the lower of (x) $50.0 million and (y) the greater of (A) $10.0 million and (B) 5% of Guarantor’s recourse indebtedness; (ii) tangible net worth of not less than $900 million plus 70% of the net cash proceeds of any equity issuance by the Company after the date of the Repurchase Agreement; (iii) consolidated total debt not to exceed 75% of total assets; and (iv) a ratio of consolidated EBITDA to consolidated interest expense of not less than 1.40 to 1.00.

The foregoing summary does not purport to be a complete description and is qualified in its entirety by reference to the Repurchase Agreement and the Guarantee, which are filed as exhibits to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith to this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Master Repurchase Agreement, dated as of March 12, 2026, by and between BrightSpire Credit 9, LLC and JPMorgan Chase Bank, National Association
10.2	Guarantee Agreement, dated as of March 12, 2026, by and between BrightSpire Capital Operating Company, LLC and JPMorgan Chase Bank, National Association
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2026	BRIGHTSPIRE CAPITAL, INC.

	By:	/s/ David A. Palamé
	Name:	David A. Palamé
	Title:	General Counsel & Secretary